                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                             WMX TECHNOLOGIES, INC.
                                (Name of Issuer)


                           Common Stock, $1 par value
                         (Title of Class of Securities)


                                    92929Q107
                                 (CUSIP Number)

                           Christopher E. Manno, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                            New York, New York 10022
                                 (212) 821-8000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 March 13, 1997
              (Date of Event which Requires Filing this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].


----------------

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  George Soros (in the capacity described herein)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 a[x]
                                                 b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                       Not Applicable

          5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e)                   [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States

                                    7.      SOLE VOTING POWER

                                            0

                                    8.      SHARED VOTING POWER
  SHARES
BENEFICIALLY                                22,600,500
 OWNED BY
REPORTING                           9.      SOLE DISPOSITIVE POWER
  PERSON                                    2,854,900
   WITH
                                    10.     SHARED DISPOSITIVE POWER
                                            19,745,600

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            22,600,500

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                        [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            4.66%

          14.     TYPE OF REPORTING PERSON*
                  IA; IN

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Soros Fund Management LLC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                            a[x]
                                            b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                       Not Applicable

          5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

                                    7.      SOLE VOTING POWER

                                            0

                                    8.      SHARED VOTING POWER
  SHARES
BENEFICIALLY                                19,745,600
 OWNED BY
REPORTING                           9.      SOLE DISPOSITIVE POWER
  PERSON                                    19,745,600
   WITH
                                    10.     SHARED DISPOSITIVE POWER
                                            0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            19,745,600

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            4.07%

          14.     TYPE OF REPORTING PERSON*
                  00; IA

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Quantum Industrial Partners LDC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    a[x]
                                                    b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                       Not Applicable

          5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e)                     [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands

                                    7.      SOLE VOTING POWER

                                            0

                                    8.      SHARED VOTING POWER
  SHARES
BENEFICIALLY                                1,288,600
 OWNED BY
REPORTING                           9.      SOLE DISPOSITIVE POWER
  PERSON                                    1,288,600
   WITH
                                    10.     SHARED DISPOSITIVE POWER
                                            0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            1,288,600

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                       [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.27%

          14.     TYPE OF REPORTING PERSON*
                  OO; IV

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  QIH Management Investor, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     a[x]
                                                     b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

          5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

                                    7.      SOLE VOTING POWER

                                            0

                                    8.      SHARED VOTING POWER
  SHARES
BENEFICIALLY                                1,288,600
 OWNED BY
REPORTING                           9.      SOLE DISPOSITIVE POWER
  PERSON                                    1,288,600
   WITH
                                    10.     SHARED DISPOSITIVE POWER
                                            0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            1,288,600

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                          [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.27%

          14.     TYPE OF REPORTING PERSON*
                  IA; PN

SCHEDULE 13D

CUSIP No. 92929Q107

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  QIH Management, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   a[x]
                                                   b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

          5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware

                                    7.      SOLE VOTING POWER

                                            0

                                    8.      SHARED VOTING POWER
  SHARES
BENEFICIALLY                                1,288,600
 OWNED BY
REPORTING                           9.      SOLE DISPOSITIVE POWER
  PERSON                                    1,288,600
   WITH
                                    10.     SHARED DISPOSITIVE POWER
                                            0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            1,288,600

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                        [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.27%

          14.     TYPE OF REPORTING PERSON*
                  CO

SCHEDULE 13D

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stanley F. Druckenmiller (in the capacity described herein)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    a[x]
                                                    b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                       Not Applicable

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e)            [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States

                                    7.      SOLE VOTING POWER
                                            0

                                    8.      SHARED VOTING POWER
  SHARES
BENEFICIALLY                                22,370,700
  OWNED BY
REPORTING                           9.      SOLE DISPOSITIVE POWER
  PERSON                                    2,625,100
   WITH
                                    10.     SHARED DISPOSITIVE POWER
                                            19,745,600

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            22,370,700

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            4.61%

          14.     TYPE OF REPORTING PERSON*
                  IA

SCHEDULE 13D

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Duquesne Capital Management, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   a[x]
                                                   b[ ]
3.       SEC USE ONLY

          4.      SOURCE OF FUNDS*
                            Not Applicable

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]

          6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Pennsylvania

                                    7.      SOLE VOTING POWER
                                            0

                                    8.      SHARED VOTING POWER
  SHARES
BENEFICIALLY                                2,625,100
 OWNED BY
REPORTING                           9.      SOLE DISPOSITIVE POWER
  PERSON                                    2,625,100
   WITH
                                    10.     SHARED DISPOSITIVE POWER
                                            0

          11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            2,625,100

          12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         [x]

          13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                            0.54%

          14.     TYPE OF REPORTING PERSON*
                  IA; OO

Introductory Note

          This Amendment No. 6 is being filed by the Reporting Persons solely to report supplemental information with respect to the purpose for which the Reporting Persons hold shares of Common Stock (as defined herein). There has been no change in the number of shares of Common Stock held by the Reporting Persons since the date of the Initial Statement (as defined herein). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Statement (as defined herein). The Statement is supplementally amended as set forth herein.

Item 1.  Security and Issuer

          This Amendment No. 6 to Schedule 13D relates to shares of Common Stock, $1 par value per share (the "Common Stock"), of WMX Technologies, Inc., a Delaware corporation (the "Issuer"). This Amendment No. 6 amends the initial statement (the "Initial Statement") on Schedule 13D of certain of the Reporting Persons dated May 23, 1996, as amended (collectively, the "Statement"). The principal executive offices of the Issuer are located at 3003 Butterfield Road, Oak Brook, Illinois 60521.

Item 4.  Purpose of Transaction

          Item 4 is amended by adding the following paragraphs to the end of such item:

          Quantum Partners intends to purchase an undetermined number of additional shares of Common Stock, from time to time, to the extent deemed advisable in light of its general investment and trading policies, market conditions or other factors. In order to permit such purchases, on March 13, 1997, Quantum Fund filed a

Premerger Notification and Report Form pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Antitrust Improvements Act") with the Federal Trade Commission and the Department of Justice as an "acquiring person" of the Issuer within the meaning of the Antitrust Improvements Act. Quantum Fund has requested early termination of the applicable waiting period under the Antitrust Improvements Act.

Signatures

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 13, 1997.                           SOROS FUND MANAGEMENT LLC

                                          By:  /s/Sean C. Warren
                                          Name:   Sean C. Warren
                                          Title:  Managing Director


                                          GEORGE SOROS


                                          By: /s/Sean C. Warren
                                          Name:  Sean C. Warren
                                          Title: Attorney-in-Fact


                                          QUANTUM INDUSTRIAL PARTNERS LDC

                                          By: /s/Sean C. Warren
                                          Name:  Sean C. Warren
                                          Title: Attorney-in-Fact


                                          QIH MANAGEMENT INVESTOR, L.P.

                                          By:    QIH Management, Inc.,
                                                 General partner


                                          By: /s/Sean C. Warren
                                          Name:  Sean C. Warren
                                          Title: Vice President


                                          QIH MANAGEMENT, INC.

                                          By: /s/Sean C. Warren
                                          Name:  Sean C. Warren
                                          Title: Vice President

                                          STANLEY F. DRUCKENMILLER

                                          By: /s/Sean C. Warren
                                          Name:  Sean C. Warren
                                          Title: Attorney-in-Fact



                                          DUQUESNE CAPITAL MANAGEMENT, L.L.C.


                                          By:/s/ Gerald Kerner
                                          Name:  Gerald Kerner
                                          Title: Managing Director